EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Kestrel Energy, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 33-63171, 333-45587, 333-51875, 333-74101, 333-38776, and 333-68086) on
Form S-3 and the registration statements (Nos. 33-89716, 333-27769, 333-87473, 333-31336, 333-45350, and 333-99151) on Form S-3 of Kestrel Energy, Inc. of our
report dated September 29, 2003, relating to the balance sheet of Kestrel Energy, Inc. as of June 30, 2003, and the related statements of operations and comprehensive (loss), stockholders' equity, and cash flows for the two years then ended, which report appears in the June 30, 2003 Annual Report on Form 10-KSB of Kestrel Energy, Inc.


                                       Wheeler Wasoff, P.C.

Denver, Colorado
October 14, 2003